SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                               Amendment No. 2 to
                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                     The Securities and Exchange Act of 1934



         Date of Report (Date of earliest event reported) : June 1, 1996



                               MOTHERS WORK, INC.
             (Exact name of Registrant as specified in its charter)



            Delaware                      0-21196               133045573
- -------------------------------------------------------------------------------
  (State or other jurisdiction of        (Commission         (I.R.S. Employer
  incorporation or organization)        file number)        Identification No.)


 456 North 5th Street, Philadelphia, Pennsylvania                      19123
 ------------------------------------------------                      -----
     (Address of principal executive offices)                        (Zip Code)


 Registrant's telephone number, including area code              (215) 873-2200
                                                                 --------------

This Form 8-K/A is being filed to amend the Current Report of Mothers Work, Inc., a Delaware corporation (the "Registrant"), initially filed on June 17, 1996, as amended on June 18, 1996, relating to the completion of its acquisition of the leases, associated assets and inventory of 21 stores of Episode USA, Inc. ("Episode"), and the private placement of an aggregate of 200,000 shares of its common stock to an institutional investor.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      Financial Statements of Business Acquired.

                  (i) The following financial statements of Episode for the year ended February 3, 1996 are set forth in Annex A hereto:

                  Report of Independent Auditors
                  Balance Sheets -- February 3, 1996 and January 28, 1995 Statements of Operations -- The years ended February 3, 1996, January 28, 1995 and January 29, 1994
                  Statements of Cash Flows -- The years ended February 3, 1996, January 28, 1995 and January 29, 1994
                  Notes to Financial Statements

         (b)      Pro Forma Financial Information

                                                                    Page Number
         Pro Forma Condensed Consolidated Financial Statements -
                  Basis of Presentation                                  F-1
         Pro Forma Condensed Consolidated Balance Sheet as of
                  March 31, 1996                                         F-3
         Pro Forma Condensed Consolidated Statement of Operations
                  for the Year Ended September 30, 1995                  F-4
         Pro Forma Condensed Consolidated Statement of Operations
                  for the Six Months Ended March 31, 1996                F-5
         Notes to Pro Forma Condensed Consolidated Balance Sheet and
                  Statements of Operations                               F-6

         (c)      Exhibits

                  23.1     Consent of Deloitte & Touche LLP

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                              MOTHERS WORK, INC.


Date:  August 14, 1996                   By:  /s/ Thomas Frank
                                         --------------------------------
                                                  Thomas Frank, Chief Financial
                                                  Officer and Vice President -
                                                  Finance

                                   ANNEX "A"


EPISODE U.S.A., INC.
(Debtor-in-Possession)


Financial Statements for the
Fiscal Years Ended February 3, 1996,
January 28, 1995, and January 29, 1994, and
Independent Auditors' Report

EPISODE U.S.A., INC.

(Debtor-in-Possession)


TABLE OF CONTENTS
- ------------------------------------------------------------------------------


                                                                           Page

INDEPENDENT AUDITORS' REPORT                                               1-2

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED FEBRUARY 3, 1996,
   JANUARY 28, 1995 AND JANUARY 29, 1994:

   Balance Sheets                                                           3

   Statements of Operations                                                 4

   Statements of Changes in Deficiency in Net Assets                        5

   Statements of Cash Flows                                                 6

   Notes to Financial Statements                                          7-15

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Episode U.S.A., Inc.

We have audited the accompanying balance sheets of Episode U.S.A., Inc. (Debtor-in-Possession) as of February 3, 1996 and January 28, 1995, and the related statements of operations, changes in deficiency in net assets and cash flows for each of the three years in the period ended February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Private Label in January 29, 1994 (a division of Episode U.S.A., Inc.), which statements reflect total assets constituting 1.6 percent and total revenues constituting 17.1 percent. Those financial statements were audited by other auditors, whose report have been furnished to us, and our opinion, insofar as it relates to the amounts included for Private Label, is based solely on the report of such auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, such financial statements present fairly, in all material respects, the financial position of Episode U.S.A., Inc. (Debtor-in-Possession) as of February 3, 1996 and January 28, 1995 and the results of its operations and its cash flows for each of the three years in the period ended February 3, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company filed for reorganization under Chapter 11 of the United States Bankruptcy Code in January 1996. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; (d) as to operations, the effect of any changes that may be made in its business; or (e) as to the litigation, claims and contingencies discussed in Note 13, the amounts that may be allowed for such matters. The eventual outcome of these matters is not presently determinable.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed In Note 1, the bankruptcy filing and related circumstances and the losses from operations raise substantial doubt about its ability to continue as a going concern. The continuation of its business as a going concern is contingent upon, among other things, future profitable operations, the ability to generate sufficient cash from operations and financing sources to meet obligations, and the development and confirmation of a plan or reorganization. Management's plans concerning these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of the uncertainties referred to herein and in the preceding paragraph.



Deloitte & Touche LLP

New York, New York
June 14, 1996

EPISODE U.S.A., INC.
(Debtor-in-Possession)


BALANCE SHEETS
- -------------------------------------------------------------------------------------------

                                                            February 3,        January 28,
ASSETS                                                         1996                1995
CURRENT ASSETS:
  Cash                                                    $      839,375     $      409,550
  Accounts receivable                                             69,617             92,534
  Merchandise inventories (Note 4)                             3,230,423          7,269,862
  Prepaid expenses and miscellaneous receivables                 143,579            852,926
  Due from related parties - net (Note 5)                          1,424          6,595,351
                                                          --------------     --------------
           Total current assets                                4,284,418         15,220,223

PROPERTY AND EQUIPMENT - Net (Notes 6 and 8)                   1,974,989         11,007,969

INTANGIBLE ASSETS - Net (Notes 7 and 8)                           18,636            120,889

OTHER ASSETS:
  Security deposits                                              267,875            356,337
                                                          --------------     --------------
TOTAL ASSETS                                              $    6,545,918      $  26,705,418
                                                          ==============      =============

LIABILITIES AND DEFICIENCY IN NET ASSETS

CURRENT LIABILITIES:
  Accounts payable - trade:
    Related parties (Note 10)                             $           --     $    7,863,567
    Other                                                        344,350            446,907
  Accrued expenses (Note 9)                                      427,661          1,457,423
                                                          --------------     --------------
           Total current liabilities                             772,011          9,767,897
                                                          --------------     --------------
DEFERRED LIABILITIES (Note 18):
  Deferred rent                                                  717,109          1,429,370
  Deferred credit                                                684,685          1,234,739
                                                          --------------     --------------
                                                               1,401,794          2,664,109
                                                          --------------     --------------
OTHER LIABILITIES - Related parties (Note 10)                         --         27,588,450

LIABILITIES SUBJECT TO COMPROMISE (Note 13)                   37,804,124                 --

COMMITMENTS AND CONTINGENCIES (Notes 18 and 19)

DEFICIENCY IN NET ASSETS (Notes 16 and 17)                   (33,432,011)       (13,315,038)
                                                          --------------     --------------
TOTAL LIABILITIES AND DEFICIENCY IN NET ASSETS            $    6,545,918      $  26,705,418
                                                          ==============      =============


                See accompanying notes to financial statements.

EPISODE U.S.A., INC.
(Debtor-in-Possession)


STATEMENTS OF OPERATIONS
- -------------------------------------------------------------------------------------------------------------

                                                                       Fiscal Year Ended
                                                      -------------------------------------------------------
                                                          February 3,         January 28,        January 29,
                                                             1996                 1995                1994
NET SALES                                               $   28,738,540       $  34,611,425      $  38,897,363

COST OF GOODS SOLD                                          17,621,656          18,918,720         20,170,392
                                                        --------------       -------------      -------------
            Gross profit                                    11,116,884          15,692,705         18,726,971
                                                        --------------       -------------      -------------
OPERATING EXPENSES:
  Store                                                     17,200,317          17,695,308         17,839,510
  Warehouse                                                  1,080,425           1,055,674            896,540
  General and administrative (Note 18)                       3,197,829           3,578,721          4,059,928
  Loss on impairment of assets (Note 8)                      4,945,181                  --                 --
                                                        --------------       -------------      -------------
           Total operating expenses                         26,423,752          22,329,703         22,795,978
                                                        --------------       -------------      -------------
OPERATING LOSS                                             (15,306,868)         (6,636,998)        (4,069,007)

INTEREST EXPENSE - Net of interest income of
  $13,395 and $4,482                                          (331,318)           (385,793)          (321,933)
                                                        --------------       -------------      -------------
LOSS FROM CONTINUING OPERATIONS
  BEFORE REORGANIZATION ITEMS AND
  PROVISION FOR INCOME TAXES                               (15,638,186)         (7,022,791)        (4,390,940)

REORGANIZATION ITEMS (Note 12)                               4,474,658                  --                 --
                                                        --------------       -------------      -------------
LOSS FROM CONTINUING OPERATIONS
  BEFORE PROVISION FOR INCOME TAXES                        (20,112,844)         (7,022,791)        (4,390,940)

PROVISION FOR INCOME TAXES (Note 11)                             4,129               4,705              3,929
                                                        --------------       -------------      -------------
LOSS FROM CONTINUING OPERATIONS                            (20,116,973)         (7,027,496)        (4,394,869)

LOSS FROM DISCONTINUED
   OPERATIONS (Note 3)                                              --                  --           (907,641)
                                                        --------------       -------------      -------------
NET LOSS                                                $  (20,116,973)      $  (7,027,496)     $  (5,302,510)
                                                        ==============       =============      =============

LOSS PER SHARE (Note 2):
  Loss from continuing operations                       $    (6,705.66)      $   (2,342.50)     $   (1,464.95)
  Discontinued operations of Private Label                          --                  --            (302.55)
                                                        --------------       -------------      -------------
NET LOSS PER SHARE                                      $    (6,705.66)      $   (2,342.50)     $   (1,767.50)
                                                        ==============       =============      =============


                See accompanying notes to financial statements.

EPISODE U.S.A., INC.
(Debtor-in-Possession)


STATEMENTS OF CHANGES IN DEFICIENCY IN NET ASSETS
FISCAL YEARS ENDED FEBRUARY 3, 1996, JANUARY 28, 1995 AND JANUARY 29, 1994
- ---------------------------------------------------------------------------------------------------------------------------


                             Preferred Stock,          Common Stock,
                              Par Value $100,         Par Value $.01,
                                  Shares:                 Shares:
                                Authorized,             Authorized
                                 316,000;                 3,000;
                                Issued and              Issued and        Additional
                               Outstanding,            Outstanding,        Paid-in                            Deficiency in
                                  266,000                 3,000            Capital           Deficit            Net Assets
                             ----------------         ---------------     ----------         -------          --------------

BALANCE,
  JANUARY 31, 1993            $  26,600,000             $      30         $  399,970     $ (27,985,032)      $     (985,032)

  Net loss                               --                    --                 --        (5,302,510)          (5,302,510)
                              -------------             ---------         ----------     -------------       --------------
BALANCE,
  JANUARY 29, 1994               26,600,000                    30            399,970       (33,287,542)          (6,287,542)

  Net loss                               --                    --                 --        (7,027,496)          (7,027,496)
                              -------------             ---------         ----------     -------------       --------------
BALANCE,
  JANUARY 28, 1995               26,600,000                    30           399,970        (40,315,038)         (13,315,038)

  Net loss                               --                    --                --        (20,116,973)         (20,116,973)
                              -------------             ---------         ----------     -------------       --------------
BALANCE,
  FEBRUARY 3, 1996            $  26,600,000             $      30         $ 399,970      $ (60,432,011)      $  (33,432,011)
                              =============             =========         =========      =============       ==============


                See accompanying notes to financial statements.


EPISODE U.S.A., INC.
(Debtor-in-Possession)

STATEMENTS OF CASH FLOWS
- -------------------------------------------------------------------------------------------------------------------------

                                                                                   Fiscal Year Ended
                                                               ----------------------------------------------------------
                                                                      February 3,         January 28,       January 29,
                                                                          1996               1995              1994

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                          $  (20,116,973)     $  (7,027,496)     $  (5,302,510)
  Adjustments to reconcile net loss to net cash used
    in continuing operations:
    Loss from discontinued operations                                           --                 --            907,641
    Loss on impairment of assets                                         4,945,181                 --                 --
    Reorganization reserve                                               3,338,031                 --                 --
    Depreciation of property and equipment                               2,151,952          2,437,879          2,191,732
    Amortization of intangible assets                                       53,749             83,079            110,560
    Loss on abandonment of property                                             --             38,225                 --
    Increase (decrease) in deferred liabilities                            364,424            (46,517)           352,100
    Changes in assets and liabilities:
      Accounts receivable                                                   22,917             71,313             53,488
      Merchandise inventories                                            4,039,439            875,126           (664,426)
      Prepaid expenses and miscellaneous receivables                       709,347            (33,635)           (75,127)
      Due from related parties                                           6,593,927           (792,285)        (1,522,605)
      Intangible and other assets                                           71,470             99,882            (97,303)
      Accounts payable - related parties                                (7,863,567)          (303,705)           982,440
      Accounts payable - other                                             597,845           (538,622)           553,049
      Accrued expenses                                                    (503,272)          (361,005)          (261,275)
                                                                     -------------       ------------       ------------

           Net cash used in continuing operating activities             (5,595,530)        (5,497,761)        (2,772,236)

           Net cash used in discontinued operations                             --                 --             (9,765)
                                                                     -------------       ------------       ------------

           Net cash used in operating activities                        (5,595,530)        (5,497,761)        (2,782,001)
                                                                     -------------       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                    (1,165,537)        (1,573,144)          (932,329)
                                                                     -------------       ------------       ------------
           Net cash used in investing activities                        (1,165,537)        (1,573,144)          (932,329)
                                                                     -------------       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Import trade - financing credit facility                               2,747,599                 --                 --
  Net advances from related parties                                      4,443,293          6,700,827          3,750,000
                                                                     -------------       ------------       ------------
           Net cash provided by financing activities                     7,190,892          6,700,827          3,750,000
                                                                     -------------       ------------       ------------

NET INCREASE (DECREASE) IN CASH                                            429,825           (370,078)            35,670

CASH, BEGINNING OF YEAR                                                    409,550            779,628            743,958
                                                                     -------------       ------------       ------------

CASH, END OF YEAR                                                    $     839,375       $    409,550       $    779,628
                                                                     =============       ============       ============

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest payments                                                  $     294,067       $    390,274       $    231,670
                                                                     =============       ============       ============

  Income tax payments                                                $      11,969       $      3,829       $     12,909
                                                                     =============       ============       ============

                See accompanying notes to financial statements.

EPISODE U.S.A., INC.
(Debtor-in-Possession)


NOTES TO FINANCIAL STATEMENTS
FISCAL YEARS ENDED FEBRUARY 3, 1996, JANUARY 28, 1995 AND JANUARY 29, 1994
- -------------------------------------------------------------------------------


1.    CHAPTER 11 PROCEEDINGS AND BASIS OF FINANCIAL STATEMENTS PRESENTATION

      On January 26, 1996, Episode U.S.A., Inc. (the "Debtor") filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (the "Filing"). During fiscal 1995, weakening economic conditions experienced in the retailing industry and the economy in general led to a highly competitive retail environment. The Company experienced lower than expected sales results, a significant decrease in cash provided by operating activities and a deterioration in the Company's liquidity. Accordingly, on January 26, 1996, the Debtor filed petition for relief under Chapter 11 of the U.S. Bankruptcy Code in order to restructure its operations.

      The Debtor is presently operating its business as a debtor-in-possession subject to the jurisdiction of the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The financial statements of the Company have been presented in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7; "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"); and have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which principles, except as otherwise disclosed, assume that assets will be realized and liabilities will be discharged in the normal course of business.

      In the Chapter 11 case, substantially all liabilities as of the date of the Filing are subject to resolution under a plan of reorganization to be voted upon by the Debtor's creditors and stockholders and confirmed by the Bankruptcy Court. Schedules have been filed by the Debtor with the Bankruptcy Court setting forth the assets and liabilities of the Debtor as of the date of the Filing as shown by the Debtor's accounting records. Differences between amounts shown by the Debtor and claims filed by creditors will be investigated and resolved. The amount and settlement terms for such disputed liabilities are subject to allowance by the Bankruptcy Court. Ultimately, the adjustment of the total liabilities of the Debtor remains subject to a Bankruptcy Court approved plan of reorganization and, accordingly, the total amount of such liabilities is not presently determinable. The Debtor presently has the exclusive right to file a plan of reorganization until August 23, 1996, subject to Bankruptcy Court approval or further extensions.

      Under the Bankruptcy Code, the Debtor may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition executory contracts, subject to Bankruptcy Court approval. Upon rejection, under Section 502 of the Bankruptcy Code, a lessor's claim for damages resulting from the rejection of a real property lease is limited to the rent to be received under such lease, without acceleration, for the greater of one year, or 15%, not to exceed three years, of the remaining term of the lease following the earlier of the date of Filings or the date on which the property is returned to the landlord. During the Chapter 11 Case, the Company rejected nine real estate leases which were approved by the Bankruptcy Courts. For further information, see Note 13 to financial statements.

      The Company's financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and the liquidation of liabilities and commitments in the normal course of business. The Filing, related circumstances and the losses from operations raise substantial doubt about its ability to continue as a going concern.

      The appropriateness of using the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, and the ability to generate sufficient cash from operations and financing sources to meet obligations. While under the protection of Chapter 11, the Company may sell or otherwise dispose of assets, and liquidate or settle liabilities, for amounts other than those reflected in the accompanying financial statements. Further, a plan of reorganization could materially change the amounts reported in the accompanying consolidated financial statements. The accompanying financial statements do not include any adjustments relating to the recoverability of the value of recorded asset amounts or the amounts and classification of liabilities that might be necessary as a consequence of a plan or reorganization (see Note 19 for further discussion).

2.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a. Description of Business - Episode U.S.A., Inc. (the "Company"), a wholly-owned subsidiary of Toppy International, was incorporated in Delaware. The Company operates a chain of women's specialty stores in the United States under the Episode name. During fiscal 1994, the Company formally changed its name from Florida Adams, Ltd. to Episode U.S.A., Inc.

            Effective August 1, 1992, all of the subsidiaries of Florida Adams, Ltd. merged into the parent company, Florida Adams, Ltd. In addition, in fiscal 1993, the Private Label wholesale division was discontinued and merged into Florida Adams, Ltd. (Note 3).

      b. Fiscal Year - The Company's fiscal year ends on the Saturday closest to January 31. References to fiscal 1995, 1994 and 1993 relate to the fiscal years ended February 3, 1996, January 28, 1995, and January 29, 1994, respectively. Fiscal 1995, 1994 and 1993 were comprised of 53 weeks, 52 weeks and 52 weeks, respectively.

      d. Merchandise Inventories - The value of merchandise inventories is determined by the lower of the first-in, first-out ("FIFO") cost or market.

      e. Property and Equipment - Property and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed using the straight-line method based upon the estimated useful lives of the assets, which are five years for computers and seven years for furniture, fixtures and equipment. Leasehold improvements are amortized over the shorter of their economic lives or the terms of the leases.

      f. Intangible Assets - Intangible assets, which consist of lease acquisition costs, are amortized over the remaining life of the related leases.

      g. Store Preopening Expenses - Costs associated with the opening of new stores are expensed in the fiscal year in which the related stores are opened.

      h. Deferred Liabilities - The Company receives construction allowances upon entering into certain store leases. These construction allowances are deferred and are recognized ratably over the lives of the related leases. In addition, the Company defers the effect of straight lining its leases, and amortizes the amounts over their respective lease terms.

      i. Income Taxes - The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company provides for deferred income taxes under the asset and liability ("SFAS") No. 109, whereby deferred income taxes result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

      j. Loss Per Share - Loss per share was computed by dividing net loss by the weighted average number of common stock outstanding during the period.

      k. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates of restructuring charges for certain facilities closings (see Notes 12 and 13) and do not purport to reflect or provide for the consequences of the bankruptcy proceedings and other uncertainties. Actual results could differ from reported results.

      l. Fair Value of Financial Instruments - SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures or estimates fair values of financial instruments both reflected and not reflected in the accompanying financial statements. The estimated fair values of the Company's cash and cash equivalents, accounts receivable, borrowings under credit agreements and accounts payable (post-petition) approximate the carrying amounts at February 3, 1996 and January 28, 1995 due to their short maturities or variable-rate nature of the borrowings. The fair value of the Company's liabilities subject to compromise are not presently determinable as a result of the Chapter 11 proceedings.

      m. Reclassifications - Certain items previously reported in specific captions in the accompanying financial statements have been reclassified to conform with the current year's classifications.

3.    DISCONTINUED OPERATIONS

      The Company operated retail and private label (wholesale) divisions. In fiscal 1993, the Company decided to discontinue its Private Label operations.

      The results of the Private Label division have been reported separately as a component of discontinued operations in the Statements of Operations.

      Net assets of discontinued operations was $(235,459) at January 29, 1994 which consisted of current assets of $63,555, long-term assets of $397,805 and current liabilities of $696,819.

      The following is financial information relating to the Private Label division.




                                            Fiscal 1993

Net sales                                  $  7,996,977
                                           ============

Gross profit (loss)                        $   (103,902)
                                           =============

Operating profit (loss)                    $   (907,641)
                                           =============

Net income (loss)                          $   (907,641)
                                           =============

4.    MERCHANDISE INVENTORIES

      Merchandise inventories were as follows:


                                        February 3,        January 28,
                                           1996               1995

Stores                               $    3,631,735     $    4,366,530
Warehouse                                        --          3,421,636
In-transit                                       --            279,079
Inventory reserve                          (401,312)          (797,383)
                                     --------------     --------------

Merchandise inventories              $    3,230,423     $    7,269,862
                                     ==============     ==============


5.    DUE FROM RELATED PARTIES - NET

      Due from related parties - net consists of the following:

                                        February 3,        January 28,
                                           1996               1995

Max Point Design Studio, Inc.            $       --     $   2,372,693
Remington Holdings Corporation                   --         1,914,340
Wainscott Sportswear, Inc.                       --             5,716
Wainscott Sportswear H.K., Ltd.                  --          (460,912)
Toppy Co. H.K., Ltd.                             --         2,690,449
Toppy International                              --           (46,596)
Maxpoint H.K., Ltd.                              --             8,987
Power Run, Ltd.                                  --            12,194
Other                                         1,424            98,480
                                         ----------     -------------
Due from related parties - net           $    1,424     $   6,595,351
                                         ==========     =============


6.    PROPERTY AND EQUIPMENT - NET

      Major classifications of property and equipment - net are summarized below:

                                        February 3,        January 28,
                                           1996               1995

Furniture and fixtures               $    1,429,559     $    1,915,641
Computers                                   368,149          1,085,158
Office equipment                            353,128            607,905
Leasehold improvements                   10,745,362         17,215,259
                                     --------------     --------------

Property and equipment - gross           12,896,198         20,823,963

Less accumulated depreciation and
  amortization                          (10,921,209)        (9,815,994)
                                     --------------     --------------

Property and equipment - net         $    1,974,989     $    11,007,969
                                     ==============     ===============

7.    INTANGIBLE ASSETS

      Intangible assets consist of the following:

                                        February 3,        January 28,
                                           1996               1995

Lease acquisition cost                   $  191,829        $  763,257
Less accumulated amortization               173,193           642,368
                                         ----------        ----------

Intangible assets - net                  $   18,636        $  120,889
                                         ==========        ==========


8.    IMPAIRMENT OF LONG-LIVED ASSETS

      In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to Be Disposed of," which provides guidance on when to assess and how to measure impairment of long-lived assets, certain intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of.

      The Company evaluated its investment in long-lived assets, which includes property and equipment and lease acquisition costs, to be held in operations on an individual store basis and determined that based upon the history of operating results and updated operating projections, the long-lived assets were impaired. The Company estimated the fair value of the assets based on consideration received from the sale of these stores to Mothers Work, Inc. (See Note 19 for further discussion.) As a result, the Company recorded charge of $4,945,181 representing the amount required to write-down the carrying value of the long-lived assets to their estimated fair value as of February 3, 1996.

9.    ACCRUED EXPENSES

      Accrued expenses consist of the following:

                                                February 3,       January 28,
                                                   1996              1995

Accrued professional fees                       $  140,699        $  154,179
Accrued sales and use taxes payable                119,252            98,313
Reserve for reorganization                         164,192                --
Other accrued expenses                               3,518         1,204,932
                                                ----------        ----------

                                                $  427,661        $1,457,424
                                                ==========        ==========


10.   RELATED PARTY TRANSACTIONS

      The Company imports its merchandise inventory from various related parties on open account. The Company's ability to purchase its merchandise inventory on open account and operate as a going concern is contingent upon the continued support of its shareholders. As of February 3, 1996, included in liabilities subject to compromise, is accounts payable to related parties of $32,031,743. Accounts payable to related parties of $15,252,450, as of January 28, 1995, is included in other liabilities since payment is not due within the next respective fiscal year.

11.   INCOME TAXES

      The Company files a consolidated Federal income tax return with its wholly-owned subsidiaries. State and local income tax returns are filed on an unconsolidated basis. For fiscal 1995, 1994 and 1993 state and local income taxes of $4,219, $4,705 and $3,929, respectively, were provided. The Company has net operating loss carryforwards of approximately $45,661,000 for Federal income tax purposes which expire in the tax years 2000 through 2010.

      The difference between the effective rate and the statutory rate is primarily due to state and local income taxes and the inability to recognize the benefit of the loss carryforwards.

      The components of the deferred tax assets and liabilities were as follows:



                                             February 3, 1996                        January 28, 1995
                                          Current          Noncurrent             Current          Noncurrent

Deferred tax assets:
  Operating loss
    carryforwards                       $         --      $   18,227,539         $        --      $   11,392,167
  Temporary differences                    3,685,157           2,680,314             526,431           2,278,846
                                        ------------      --------------         -----------      --------------

            Subtotal                       3,685,157          20,907,853             526,431          13,671,013

Deferred tax liabilities:
  Temporary Differences                      931,777                  --              233,263                 --
                                        ------------      --------------         -----------      --------------

            Net                            2,753,380          20,907,853             293,168          13,671,013

Valuation allowance                       (2,753,380)        (20,907,853)           (293,168)        (13,671,013)
                                        ------------      --------------         -----------      --------------

Net deferred tax assets                 $         --      $           --         $        --      $           --
                                        ============      ==============         ===========      ==============


      The primary sources of temporary differences are the adoption of uniform capitalization for tax purposes pursuant to the Tax Reform Act of 1986, excess book depreciation over tax depreciation, amortization of leases with scheduled rent increases on a straight-line basis, amortization of preopening expenses, the impairment of long-lived assets, and excess book over tax basis of inventory. The valuation allowance relates to temporary differences that currently cannot be realized for Federal, state and local purposes because future taxable income cannot be reasonably assured.

12.   REORGANIZATION ITEMS

      In 1995, reorganization items consisted of the following:


   Restructuring costs due to facilities closing:
      Lease rejection obligations                                   $2,054,022
      Provisions for abandoned property and equipment                2,099,118
      Other                                                            228,428
      Professional fees                                                 93,090
                                                                    ----------

   Total reorganization items                                       $4,474,658
                                                                    ==========

      As discussed in Note 1, the Company rejected nine leases which were approved by the Bankruptcy Court. The lease obligations and related reserves for the facilities closings include numerous real property leases rejected and amounts for other executory contracts that have been identified for rejection pursuant to Section 365 of the Bankruptcy Code and are reflected at the estimated amount of the eventually allowed claims of the lessors in the Chapter 11 case as prescribed by Section 502 of the Bankruptcy Code for the rejection of leases.

13.   LIABILITIES SUBJECT TO COMPROMISE

      The following liabilities, including estimated obligations for lease rejections, are classified as liabilities subject to compromise at February 3, 1996.

      Accounts payable                                            $   700,402
      Related parties                                              32,031,743
      Trade financing credit facility                               2,747,599
      Rejected leases                                               1,583,062
      Accrued expenses                                                741,318
                                                                  -----------

                                                                  $37,804,124
                                                                  ===========

      Liabilities subject to compromise under reorganization proceedings include substantially all current and long-term unsecured debt as of the date of the Filing. Pursuant to the provisions of the Bankruptcy Code, payment of those liabilities may not be made except pursuant to a plan or reorganization or Bankruptcy Court order while the Debtor continues to operate as a debtor-in-possession.

      The Company has recorded an estimated liability for certain leases that have been rejected. While the Company believes that the amounts recorded reflect known claims at this time, the amounts actually claimed by creditors or allowed by the Bankruptcy Court may be different.

      In addition, the Company has guaranteed the lease of an affiliate of the Company who is unable to meet its obligation. The Company has made an estimate for this obligation but the actual amount has not been determined.

14.   LINES OF CREDIT

      On February 1, 1996, the Bankruptcy Court entered a interim order approving the Debtor-In-Possession financing arrangement (the "DIP Facility") as provided under the Loan and Security Agreement dated as of January 31, 1996 between the Company and Marine Midland Bank ("Marine Midland"). The final order was approved on February 22, 1996. Pursuant to the terms of the DIP Facility, which expires on January 31, 1997, Marine Midland made available to the Company a revolving line of credit not to exceed $3,500,000. No amount was outstanding as of February 3, 1996.

      Borrowings under the DIP Facility may be used to fund working capital, inventory purchases and other general corporate purposes. The DIP Facility requires the maintenance of minimum earnings starting February 4, 1996. The Company received a waiver for the noncompliance of the minimum earning requirements for the period February 4, 1996 through April 27, 1996.

      During the year, the Company had a trade financing credit facility with Hong Kong Shanghai Bank for the import of goods purchased from its parent. The financing terms were prime less 0.5 percent due within 120 days of the document of acceptance date.

15.   PROFIT SHARING PLAN

      The Company has a 401(k) plan that covers substantially all employees with one year of service. The Company's contribution is equal to 50 percent of the eligible employee's contribution to a maximum contribution of 3 percent of compensation. The Company's contribution for fiscal 1995, 1994 and 1993 was $75,434, $46,921 and $61,258, respectively.

16.   COMMON STOCK

      The Company has authorized 3,000 shares of voting common stock at a par value of $0.1 per common stock. As of February 3, 1996, the Company had 3,000 shares of common stock outstanding.

17.   PREFERRED STOCK

      The Company has authorized 316,000 shares of preferred stock at a par value of $100 per preferred stock. As of February 3, 1996, the Company had 266,000 shares of preferred stock outstanding. The liquidation preference of the preferred stock is $100 per share.

18.   COMMITMENTS AND CONTINGENCIES

      The Company leases all of its stores, offices and warehouse. These leases expire at various dates through 2005. Some leases contain options to renew for a term of four or five years. The leases on stores generally provide for payment of real estate taxes, common area charges and for additional rent based primarily on percentage of sales.

      Many of the Company's leases provide for minimum lease payments, which increase at fixed rates during the lease terms. The Company records rent expense incurred under its leases on a straight-line basis over the lives of the underlying leases. Deferred rent represents the excess of rental expense over amounts paid to landlords for these leases.

      Future minimum lease payments at February 3, 1996 (which do not include rejected leases) for each of the next five fiscal years and thereafter are as follows:


      Fiscal                                                      Operating
       Year                                                         Leases

      1996                                                       $ 3,373,208
      1997                                                         3,166,396
      1998                                                         2,909,619
      1999                                                         2,106,229
      2000                                                         2,161,934
      Thereafter                                                   5,153,333
                                                                 -----------

      Minimum lease payments                                     $18,870,719
                                                                 ===========

        The future minimum lease payments noted above relates to stores sold to Mothers Work. (See Note 19 for further discussion.)

      Rental expense for operating leases consisted of:

                                             February 3,       January 28,
                                                1996              1995

      Minimum rentals                        $5,018,583        $5,152,119
      Straight-line rent                          1,041            87,660
                                             ----------        ----------

      Total                                  $5,019,624        $5,239,779
                                             ==========        ==========

19.   SUBSEQUENT EVENTS

      Effective June 1, 1996, pursuant to an Asset Purchase Agreement, Mothers Work, Inc. ("Mothers Work") purchased all of the assets of 21 of the Company stores plus additional inventory located at an outside warehouse. The assets sold under the Asset Purchase Agreement include the leases, the tangible leasehold assets, inventory supplies, inventory and security deposits.

      The Company will receive approximately $7 million from the sale of these assets which consists of (a) $4 million in Mothers Work common stock, (b) $2 million in cash, (c) an amount equal to security deposits held by the Company's landlords of approximately $100,000 and (d) an adjustment to common stock if the inventory at the closing date is less than or exceeds $4.1 million. It is estimated that this adjustment will result in an increase in the purchase price by approximately $900,000. As of June 14, 1996, the Company has received approximately $2,099,000 in cash.

      In addition, the Company entered into a Trademark License Agreement with Mothers Work for the exclusive right to use the trademark "Episode" in the United States for which it will receive a maximum of $4.5 million in royalties based on all sales in Episode Stores.

                                     ******

                       MOTHERS WORK, INC. AND SUBSIDIARIES

              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)


BASIS OF PRESENTATION:

On June 1, 1996, the Company acquired leases, associated assets and inventory of 21 stores of Episode for $7.3 million, including transaction costs. Approximately $2.3 million was paid in cash and $5.0 million was paid through the issuance of 217,365 shares of Mothers Work common stock. The purchase price was allocated to the fair value of the net assets acquired under the purchase method of accounting. Simultaneously, with the purchase of the aforementioned assets, the Company entered into a trademark licensing agreement and distribution agreement to operate the Episode stores in their current format and under their current name. The trademark licensing agreement is for an initial term of five years, automatically renewable for successive one year periods, unless terminated by either party. The Company will license the Episode trademark, payable through a royalty of 5% of Episode store sales, not to exceed $4.5 million over the term of the agreement. Additionally, on May 31, 1996, in order to pay the cash portion of the purchase price for the Episode assets referenced above, to finance the opening of additional stores and for general working capital purposes, the Company consummated a private placement of an aggregate of 200,000 shares of its common stock to an institutional investor. The purchase price for the shares was $22.25 per share, and the net proceeds to the Company, after deducting commissions and other expenses, were $4.4 million.

During the year ended September 30, 1995, in separate transactions, the Company completed the acquisitions of Motherhood Maternity Shops, Inc. ("Motherhood") and A Pea in the Pod, Inc. ("Pea"). On August 1, 1995, concurrent with the Motherhood acquisition, Mothers Work issued $92 million in face amount of 12.625% senior notes ("Notes") at a price equal to 97.934% of the face amount. Together with the issuance of the Notes, the outstanding indebtedness incurred in the Pea acquisition was repaid. The Motherhood purchase price was approximately $34 million, including transaction costs, of which $22.5 million was paid in cash and $11.5 million was paid through the issuance of Series A Convertible Preferred Stock (the "Preferred Stock") to the Sellers. On April 5, 1995 the Company purchased Pea for approximately $25.5 million in cash, including transaction costs, and the assumption of $2.5 million in funded debt. The Motherhood audited financial statements are included in the Mothers Work Form 8-K dated August 14, 1995, and the Pea audited financial statements are included in the Mothers Work Form 8-K dated April 5, 1995.

The pro forma financial statements have been prepared to give effect to the acquisitions of Pea, Motherhood, and Episode and the issuance of shares of Mothers Work common stock as if these transactions had occurred (i) as of March 31, 1996 in the case of the Pro Forma Condensed Consolidated Balance Sheet, and
(ii) as of October 1, 1994 in the case of the Pro Forma Condensed Consolidated Statement of Operations.

The pro forma financial information has been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid in connection with the acquisitions of Episode, Motherhood and Pea to the assets acquired and liabilities assumed based on estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the Pro Forma Condensed Consolidated Financial Statements after final valuations, liabilities and other studies have been completed. The pro forma adjustments are based on currently available information and upon certain assumptions that management believes are reasonable. THE PRO FORMA FINANCIAL DATA DO NOT PURPORT TO REPRESENT WHAT THE COMPANY'S RESULTS OF OPERATIONS WOULD ACTUALLY HAVE BEEN IF THE EPISODE TRANSACTION ABOVE IN FACT HAD OCCURRED AS OF MARCH 31, 1996 IN THE CASE OF THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET OR IF ALL TRANSACTIONS ABOVE HAD OCCURRED AS OF OCTOBER 1, 1994 IN THE CASE OF THE PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS OR TO PROJECT THE COMPANY'S RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Mothers Work, Inc. audited financial statements included in its Form 10-K for the year ended September 30, 1995, and the unaudited financial statements included in its Form 10-Q for the six months ended March 31, 1996. In addition, the pro forma financial statements should be read in conjunction with the Episode audited financial statements for the year ended February 3, 1996, set forth in Annex A hereto, the Motherhood audited financial statements for the year ended January 28, 1995, set forth in the Company's 8-K filed on August 14, 1995 and the Pea audited financial statements for the year ended January 28, 1995, set forth in the Company's 8-K dated April 11, 1995.

                       MOTHERS WORK, INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                                   (Unaudited)




                                                                Actual       Episode (1)       Adjustments       Pro Forma
                                                                ------       -----------       -----------       ---------
                                                                                     (in thousands)
                      Assets
Current Assets:

 Cash and cash equivalents                                    $   1,185       $     811           4,400 (2)      $   3,285
                                                                                                 (3,111)(3)
 Receivables                                                      2,455             104            (104)(3)          2,455
 Receivables Other                                                   96            --              --                   96
 Inventories                                                     52,333           3,868          (1,700)(3)         54,501
 Prepaid expenses and other                                       4,954             582             516 (3)          6,052
                                                              ---------       ---------       ---------          ---------
          Total current assets                                   61,023           5,365               1             66,389

 Property and Equipment, net                                     39,054           1,072           2,449 (3)         42,575

 OTHER ASSETS:

  Deferred tax assets                                             4,420            --              --                4,420
  Goodwill                                                       40,076            --              --               40,076
  Other, primarily debt issuance cost                             5,709             262            (164)(3)          5,807
                                                              ---------       ---------       ---------          ---------
            Total other assets                                   50,205             262            (164)            50,303
                                                              ---------       ---------       ---------          ---------
                                                              $ 150,282       $   6,699           2,286          $ 159,267
                                                              =========       =========       =========          =========

 Liabilities and Stockholders' Equity
 Current Liabilities:

 Current portion of long-term debt                            $     601         $  --         $    --            $     601
 Accruals for store closings                                      1,036            --              --                1,036
 Accounts payable and accrued expenses                           24,620           6,943          (6,126)(3)         25,437
                                                              ---------       ---------       ---------          ---------
          Total current liabilities                              26,257           6,943          (6,126)            27,074

 Long Term Debt                                                  95,052          34,950         (34,950)(3)         95,052
                                                              ---------       ---------       ---------          ---------
 Deferred Rent                                                    2,367            --                                2,367
                                                              ---------       ---------       ---------          ---------

 Stockholders' Equity:

 Preferred stock                                                 11,500          26,600         (26,600)(3)         11,500
 Common stock                                                        31            --                 2 (2)             35
                                                                                                      2 (3)
 Additional paid-in capital                                      18,158             400           4,398 (2)         26,322
                                                                                                  3,366 (3)
 Accumulated deficit                                             (3,083)        (62,194)         62,194 (3)         (3,083)
                                                              ---------       ---------       ---------          ---------
            Total stockholders' equity                           26,606         (35,194)         43,362             34,774
                                                              ---------       ---------       ---------          ---------
                                                              $ 150,282       $   6,699           2,286          $ 159,267
                                                              =========       =========       =========          =========


         The accompanying notes are an integral part of this statement.

                       MOTHERS WORK, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                                                            Year Ended September 30, 1995
                                                -----------------------------------------------------------------------------------
                                                  Actual        Pea(4)    Motherhood(4)   Episode(4)   Adjustments    Pro Forma
                                                  ------       -------   --------------  -----------   -----------    ---------
                                                                       (in thousands, except per share data)

Net Sales                                       $ 106,005    $  22,924    $  51,696     $  30,180      $(17,343) (9)   $184,201
                                                                                                         (9,261)(12)

Cost of Goods Sold                                 45,527       10,621       23,410        18,157        (7,634) (9)     86,025
                                                                                                          1,130 (10)
                                                                                                            385 (11)
                                                                                                         (5,571)(12)
                                                ---------    ---------    ---------     ---------      -------          --------

Gross Profit                                       60,478       12,303       28,286        12,023       (14,914)         98,176

Selling, General and
  Administrative Expenses                          53,835       14,018       32,202        22,036        (9,455) (9)     97,603
                                                                                                          1,450  (6)
                                                                                                         (8,834)(10)
                                                                                                         (3,334)(11)
                                                                                                         (5,361)(12)
                                                                                                          1,046 (13)

Other non-recurring items                           5,427        1,258        1,220         1,429        (4,527) (9)      3,378
                                                                                                         (1,429)(12)
                                                ---------    ---------    ---------     ---------      --------         --------
Operating income (loss)                             1,216       (2,973)      (5,136)      (11,442)       15,530          (2,805)

Interest expense, net                               4,484          318        2,143           349         5,566  (7)     12,511
                                                                                                           (349)(12)
                                                ---------    ---------    ---------     ---------      --------         --------

Loss before income taxes (benefit)                 (3,268)      (3,291)      (7,279)      (11,791)       10,313         (15,316)

Income taxes (benefit)                               (847)        (281)          44             5        (4,188)(14)     (5,267)
                                                ---------    ---------    ---------     ---------      --------         --------
Net loss                                           (2,421)      (3,010)      (7,323)      (11,796)       14,501         (10,049)

Extraordinary Item -- Early Extinguishment
  of Debt, net of income tax benefit                4,215                                                (4,215) (8)         --

Preferred dividend                                    163                                                   815 (15)        978
                                                ---------    ---------    ---------     ---------      --------        --------
Net loss applicable to common shareholders      $  (6,799)   $  (3,010)   $  (7,323)    $ (11,796)    $  17,901        $(11,027)
                                                =========    =========    =========     =========     =========        ========

Shares used in computing pro forma net
  loss per share                                                                                                      3,484,361 (16)
                                                                                                                      =========
Pro forma net loss per common share
  before Extraordinary Item                                                                                            $  (3.16)
                                                                                                                       ========

        The accompanying notes are an integral part of these statements.

                       MOTHERS WORK, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)





                                                                          Six Months Ended March 31, 1996
                                                   ---------------------------------------------------------------------------
                                                      Actual            Episode(5)          Adjustments             Pro Forma
                                                   -----------         -----------        ---------------           ---------
                                                                           (in thousands, except per share data)

Net Sales                                          $    95,065         $    13,637         $    (2,949) (9)        $   102,617
                                                                                                (3,136)(12)

Cost of Goods Sold                                      40,067               9,114                (984) (9)             45,593
                                                                                                   193 (11)
                                                                                                (2,797)(12)

                                                    ----------         -----------           ---------             -----------
Gross Profit                                            54,998               4,523              (2,497)                 57,024

Selling, General and
  Administrative Expenses                               45,989              14,329              (1,791)(9)              51,299
                                                                                                (1,027)(11)
                                                                                                (4,945)(12)
                                                                                                (1,781)(12)
                                                                                                   525 (13)

Other non-recurring items                                 --                 3,145              (3,145)(12)               --
                                                    ----------         -----------           ---------             -----------
Operating income (loss)                                  9,009             (12,951)              9,667                   5,725

Interest expense, net                                    6,142                  54                 142 (7)               6,284
                                                                                                   (54)(12)
                                                    ----------         -----------           ---------             -----------
Income (loss) before income taxes                        2,867             (13,005)              9,579                    (559)
Income taxes (benefit)                                   1,364                   4              (1,205)(14)                163
                                                    ----------         -----------           ---------             -----------
Net income (loss)                                        1,503             (13,009)             10,784                    (722)
Preferred dividend                                         489                                                             489
                                                    ----------         -----------           ---------             -----------
Net loss applicable to common shareholders          $    1,014         $   (13,009)          $  10,784             $    (1,211)
                                                    ==========         ===========           =========             ===========
Shares used in computing pro forma net
  loss per share                                                                                                     3,486,507 (16)
                                                                                                                   ===========

Pro forma net loss per common share                                                                                $     (0.35)
                                                                                                                   ===========


        The accompanying notes are an integral part of these statements.

                       MOTHERS WORK, INC. AND SUBSIDIARIES

                          NOTES TO PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

Pro Forma Balance Sheet

The Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996 assumes the following transactions occurred on March 31, 1996: (i) the Episode acquisition and issuance of common stock in connection therewith and (ii) the private placement of 200,000 shares of its common stock, the net proceeds of which amounted to approximately $4.4 million.

(1) The information for Episode is as of May 4, 1996.

(2) Reflects the sale of a private placement of an aggregate of 200,000 shares of common stock at $22.25 per share less expenses. The Company is using the proceeds of the offering to pay the cash portion of the purchase price for the Episode assets, to finance the opening of additional stores and for general working capital purposes.

(3) Reflects the application of the purchase method of accounting for the Episode acquisition and the elimination of assets, liabilities and equity not acquired (including approximately $807,0000 of cash, $700,000 of inventory and all long-term debt and equity). Mothers Work acquired certain leases, associated assets, inventory and certain liabilities, primarily gift certificates and credit vouchers, of 21 stores of Episode for $2.3 million in cash and the issuance of 173,913 shares of Mothers Work common stock valued at $23 per share, plus or minus the Inventory Adjustment Amount. The Inventory Adjustment Amount is payable or deductible from the Mothers Work common stock issued in the transaction and is the amount by which the inventory at closing exceeds or is less than $4.1 million. The Inventory Adjustment Amount resulted in the issuance of an additional 43,452 shares of Mothers Work common stock. Due to the aforementioned Inventory Adjustment Amount, the Pro Forma Condensed Consolidated Balance Sheet reflects the issuance of a total of 163,826 shares of Mothers Work common stock.

Pro Forma Statements of Operations

The pro forma condensed consolidated statements of operations for the year ended September 30, 1995 and for the six months ended March 31, 1996 assumes the following transactions were effected as of October 1, 1994: (i) the issuance of $92 million in principal amount of Senior Notes at a purchase price equal to 97.934%, (ii) the acquisitions of Pea, Motherhood, and Episode, the issuance of $11.5 million of Preferred Stock in connection with the Motherhood Acquisition and the issuance of $9.5 million of common stock in connection with the Episode acquisition and the aforementioned private placement (iii) the repayment of outstanding indebtedness of Pea, Motherhood and Mothers Work, (iv) the elimination of 53 Mothers Work, Mimi Maternity and Pea stores, and their related sales, costs of goods sold and selling, general and administrative expenses, (v) borrowings of $6.6 million (the "Real Estate Loans") for the acquisition of a new office, distribution and manufacturing facilities, (vi) the closures of office, distribution and manufacturing facilities of the acquired companies and the elimination of these costs, offset by additional costs to be incurred at the Company's corporate facility (vii) the elimination of sales and cost of goods sold for the Episode stores not purchased in the acquisition and (viii) the recording of a 5% royalty on Episode store sales for the use of the Episode trademark.

(4) For the Pro Forma Condensed Consolidated Statement of Operations for the year ended September 30, 1995, the information in the Episode column is for the twelve months ended October 28, 1995. Since the Pea acquisition was completed on April 5,1995, its historical results after the date of acquisition are included under the "Actual" column and the information in the Pea column is for the six months ended April 5, 1995. Since the Motherhood acquisition was completed on August 1, 1995, its historical results after the date of acquisition are included under the "Actual" column and the information in the Motherhood column is for the ten months ended July 29, 1995.

(5) For the Pro Forma Condensed Consolidated Statement of Operations for the six months ended March 31, 1996, the information in the Episode column is for the six months ended May 4, 1996.

(6) Reflects the increase in goodwill amortization of $1,450,000 for the year ended September 30, 1995, based on a 20 year life for the Pea and Motherhood goodwill.

(7) Reflects additional interest expense for the Senior Notes and the $6.6 million in Real Estate Loans with interest assumed at 8%, partially offset by the elimination of interest expense associated with the existing debt which was repaid in August 1995. The components of the adjustment to net interest expense are as follows:

                                                                               Six Months
                                                           Year Ended            Ended
                                                          September 30,         March 31,
                                                              1995                1996
                                                          ------------         ----------

Senior Notes                                               $ 9,679,000         $      --
Real Estate Loans                                              504,000           142,000
Amortization of deferred financing costs and
   debt discount                                               410,000                --
Less:  Interest expense on debt to be repaid
   with the proceeds of the offering of the Notes           (5,027,000)               --
                                                           -----------         ---------
                                                           $ 5,566,000         $ 142,000
                                                           ===========         =========

(8) The extinguishment of the existing debt mentioned above results in a one-time charge of approximately $6,387,000 representing an estimated prepayment premium of $3,625,000, the write-off of deferred financing costs of $1,787,000 million and unamortized original issue discount of $975,000. This charge was recorded as an extraordinary item, net of the related income tax benefit, in the statement of operations for the year ended September 30, 1995 and has been eliminated in the Pro Forma Condensed Consolidated Statement of Operations. The extraordinary item, net of the related income tax benefit, is reflected in Retained Earnings of the Pro Forma Condensed Consolidated Balance Sheet at March 31, 1996.

(9) In conjunction with the Pea acquisition, the Company identified 38 Mothers Work stores and 15 Pea stores to be closed. As of March 31, 1996 all such stores have been closed. The net sales and store contribution for each of these stores has been removed from the Pro Forma Condensed Consolidated Statements of Operations as though such stores had been closed as of October 1, 1994. The following operating results were removed:

                                                               Six Months
                                               Year Ended        Ended
                                              September 30,     March 31,
                                                   1995           1996
                                              ------------     ----------
Net Sales                                      $17,343,000     $2,949,000
Cost of Goods Sold                               7,634,000        984,000
                                               -----------     ----------
Gross Profit                                     9,709,000      1,965,000

Direct selling, general and administrative       9,455,000      1,791,000
                                               -----------     ----------
  Store contribution margin                    $   254,000     $  174,000
                                               ===========     ==========


In addition, the charge for the Company's store closings of $4,527,000, which was reflected in the Company's historical financial statements for the year ended September 30, 1995, has been eliminated as it was directly related to the Pea acquisition. The losses on store closings recorded by Pea and Motherhood have not been eliminated, as they were not related to the acquisitions.

(10) Reflects elimination of $8,834,000 of duplicate distribution, manufacturing and administrative facilities, personnel and overhead, partially offset by the additional costs expected to be incurred by the Company in conjunction with the Pea and Motherhood acquisitions. Also reflects the additional costs of $1,130,000 expected to be incurred by the Company in manufacturing product for and managing the acquired stores.

(11) Reflects the elimination of $3,334,000 and $1,027,000 of excess duplicate Episode selling, general and administrative expenses, partially offset by additional costs expected to be incurred by the Company in conjunction with the Episode acquisition for the year ended September 30, 1995 and the six months ended March 31, 1996, respectively. Also reflects the additional costs of $385,000 and $193,000 expected to be incurred by the Company in procuring the product and managing the acquired stores for the year ended September 30, 1995 and March 31, 1996, respectively.

(12) Reflects the elimination of net sales and related cost of goods sold and selling, general and administrative expenses for Episode stores closed prior to the acquisition of Episode by Mothers Work. Amount remaining represents all of the continuing retail operations. In addition, reflects the elimination of Episode non-recurring reorganization items of $1,429,000 and $3,145,000 for the year ended September 30, 1995 and six months ended March 31, 1996, respectively. Further, reflects the elimination of $4,945,000 of non-recurring loss on impairment of assets, recorded in January, 1996 in connection with the sale of certain assets to Mothers Work. All interest expense has been eliminated as the acquisition and subsequent working capital needs are assumed to be financed through the sale of common stock reflected above.

(13) Reflects a royalty of 5% of net sales for the licensing agreement entered into by the Company to use the Episode trademark.

(14) Reflects the estimated income tax benefit of the combined operations of Pea, Motherhood and Episode for the periods presented.

(15) Reflects the 8.5% dividend, for the ten months prior to the Motherhood acquisition, on the $11.5 million in Preferred Stock issued in connection therewith.

(16) The shares used in computing pro forma net loss per share give effect to 200,000 shares of Mothers Work common stock issued to an institutional investor and 163,826 shares of Mothers Work common stock issued in connection with the Episode acquisition.

                                  EXHIBIT INDEX

Exhibit No.                                 Exhibit Description

23.1                                        Consent of Deloitte & Touche LLP